Exhibit 99.1

TTEC’s Board of Directors Declared an Increase in the Semi-Annual Cash Dividend

DENVER, March 1, 2018 — TTEC Holdings, Inc. (NASDAQ: TTEC) a global customer experience company that designs, builds and operates captivating omnichannel customer experiences on behalf of the world’s most prestigious and innovative brands, announced today that on February 28, 2018 its Board of Directors declared a cash dividend of $0.27 per common share to be paid on April 12, 2018 to shareholders of record as of March 30, 2018. This semi-annual dividend represents an approximate 23 percent increase over the dividend paid in April of last year.

About TTEC (pronounced T-tec):

TTEC (NASDAQ: TTEC) is a global customer experience company that designs, builds and operates omnichannel customer experiences on behalf of leading brands across the world. The Company provides outcome-based customer engagement solutions through TTEC Digital, its digital consultancy that creates human centric, tech-enabled, insight-driven customer experience solutions for clients and TTEC Engage, its delivery center of excellence, that operates customer acquisition, care, growth and digital trust and safety services. Founded in 1982, The Company’s 49,500 employees operate on six continents across the globe and live by a set of customer-focused values that guide relationships with clients, their customers, and each other. To learn more about how TTEC is bringing humanity to the customer experience, visit www.ttec.com

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Investor Contact Paul Miller +1.303.397.8641	Media Contact Olivia Griner +1.303.397.8999	Address 9197 South Peoria Street Englewood, CO 80112	Contact ttec.com +1.800.835.3832